Exhibit (d)(27)

FEE REDUCTION COMMITMENT

          This FEE REDUCTION COMMITMENT is made as of April 29, 2005 by GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM”) and GOLDMAN SACHS TRUST (“GST”).

          WHEREAS, GST is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

          WHEREAS, GSAM serves as the investment adviser to the Aggressive Growth Strategy Portfolio, Balanced Strategy Portfolio, Growth and Income Strategy Portfolio and Growth Strategy Portfolio (each a “Fund”), pursuant to a Management Agreement dated January 1, 1998, as amended, and a related Assumption Agreement by and among Goldman, Sachs & Co. and GSAM (together, the “Management Agreement”); and

          WHEREAS, GSAM desires to reduce permanently its contractual fee rates under the Management Agreement for the Funds; and

          WHEREAS, GSAM represents that the quality and quantity of its services under the Management Agreement will not be affected by this commitment and that its obligations under the Management Agreement will remain unchanged in all respects.

          NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, GSAM, intending to be legally bound, agrees as follows:

     1. Effective the date hereof, GSAM reduces permanently its contractual fee rates under the Management Agreement for the Funds as follows:

For all services to be rendered and the payments made pursuant to the Management Agreement, GST on behalf of each Fund will pay to GSAM each month a fee at an annual rate equal to 0.15% of the average daily net assets of each Fund. The “average daily net assets” of each Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and regulations promulgated thereunder.

     2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Management Agreement for the Funds as in effect prior to the date hereof must be approved by the shareholders of the affected Fund(s) as and to the extent required by the 1940 Act.

     3. This Fee Reduction Commitment shall be attached to and made a part of the Management Agreement.

     4. The Management Agreement shall continue in full force and effect as modified hereby.

          IN WITNESS WHEREOF, GSAM has caused this instrument to be executed by its officer designated below as of the day and year first above written.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:	/s/ Deborah A. Farrell	By:	/s/ Howard B. Surloff

(Authorized Officer)

		Name:	Howard B. Surloff

		Title	Managing Director

Accepted and Agreed as of the Date First Set Forth Above: GOLDMAN SACHS TRUST

By:	/s/ Howard B. Surloff

Name:	Howard B. Surloff

Title:	Secretary

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